For period ending (a) December 31, 1999
File Number (c) 811-4661



                          SUB-ITEM 77J


     Reclassification  of  Capital   Accounts:
     The   Fund   accounts  for  and   reports
     distributions    to    shareholders    in
     accordance with the American Institute of
     Certifies  Public Accountants'  Statement
     of    Position    93-2:    Determination,
     Disclosure,   and   Financial   Statement
     Presentation of Income, Capital Gain, and
     Return   of   Capital  Distributions   by
     Investment  Companies.  The   effect   of
     applying  this statement was to  decrease
     distributions in excess of net investment
     income    by   $160,476   and    decrease
     accumulated   net   realized   loss    on
     investments  by $64,968,790 and  decrease
     paid  in  capital  in excess  of  par  by
     $65,129,266  due  to  a  tax  return   of
     capital and for foreign currency losses realized and recognized during the year ended December 31, 1999 and for capital loss carryforward which expired during the year ended December 31, 1999. Net investment income, net realized gains and net assets were not affected by this change.